Preliminary Pricing Supplement

(To the Prospectus dated July 19, 2013,

the Prospectus Supplement dated July 19, 2013,

the Prospectus Addendum dated February 3, 2015 and

the Index Supplement dated July 19, 2013)

Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement, prospectus addendum and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated February 12, 2015

$[—]

SuperTrackSM Notes due February 16, 2018

Linked to the Lesser Performing Reference Asset of the

United States Oil Fund, LP and the Energy Select Sector SPDR® Fund

Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	February 13, 2015

Issue Date:	February 19, 2015

Final Valuation Date:*	February 13, 2018

Maturity Date:*	February 16, 2018

Reference Assets:	The United States Oil Fund, LP (the “United States Oil Fund”) and the Energy Select Sector SPDR® Fund (the “Energy Select Sector Fund”), as shown in the following table:

Reference Asset	Bloomberg Ticker	Initial Price	Barrier Price
United States Oil Fund	USO UP <Equity>	$[—]	$[—]
Energy Select Sector Fund	XLE UP <Equity>	$[—]	$[—]

The United States Oil Fund and the Energy Select Sector Fund are each referred to in this preliminary pricing supplement as a “Reference Asset” and collectively as the “Reference Assets”.

Upside Leverage Factor:	[1.60 – 1.80]** ** The actual Upside Leverage Factor will be determined on the Initial Valuation Date and will not be less than 1.60.

Payment at Maturity:

If you hold your Notes to maturity, you will receive a cash payment per $1,000 principal amount Note that you hold (in each case, subject to our credit risk) calculated as follows:

•     If the Final Price of the Lesser Performing Reference Asset is greater than its Initial Price, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset × Upside Leverage Factor]

•     If the Final Price of the Lesser Performing Reference Asset is equal to or less than its Initial Price and equal to or greater than its Barrier Price, you will receive $1,000 per $1,000 principal amount Note that you hold.

•     If the Final Price of the Lesser Performing Reference Asset is less than its Barrier Price, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (Reference Asset Return of the Lesser Performing Reference Asset]

If the Reference Asset Return of the Lesser Performing Reference Asset is less than -50.00% (and, accordingly, its Final Price is less than its Barrier Price), your Notes will be fully exposed to the negative performance of the Lesser Performing Reference Asset. The payment at maturity will be based solely on the Reference Asset Return of the Lesser Performing Reference Asset and the performance of the other Reference Asset will not be taken into account for purposes of calculating any payment at maturity under the Notes. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including the interest payments and any payment at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to UK Bail-In Powers” and “Selected Risk Considerations” in this preliminary pricing supplement and “Risk Factors” in the accompanying prospectus addendum for more information.

Lesser Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth below.

Consent to U.K. Bail-in Power:	By acquiring the Notes, you acknowledge, agree to be bound by, and consent to the exercise of, any U.K. Bail-in Power. See “Consent to U.K. Bail-in Powers” on page PPS-4 of this preliminary pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	2.375%	97.625%
Total	$[—]	$[—]	$[—]	$[—]

(1)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $900.00 and $938.40 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-4 of this preliminary pricing supplement.
(2)	Barclays Capital Inc. will receive commissions from the Issuer of equal to 2.375% of the principal amount of the notes, or $23.75 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-4 of the prospectus supplement and on page 3 of the prospectus addendum and “Selected Risk Considerations” beginning on page PPS-9 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Lesser Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth below.

Reference Asset Return:	With respect to each Reference Asset, the performance of such Reference Asset from its Initial Price to its Final Price, calculated as follows: Final Price – Initial Price Initial Price

Initial Price:	With respect to a Reference Asset, the Closing Price on the Initial Valuation Date, as set forth in the table above.

Final Price:	With respect to a Reference Asset, the Closing Price on the Final Valuation Date.

Barrier Price:	With respect to a Reference Asset, 50.00% of its Initial Price (rounded to the nearest cent), as shown in the table above.

Closing Price:

With respect to any day, the official closing price per share of the Reference Asset on that day as displayed on the applicable Bloomberg Professional® service page “noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing price per share of a Reference Asset will be based on the alternate calculation as described under “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

Reference Asset Business Day:

A day that is a scheduled trading day with respect to each Reference Asset on which no Market Disruption Event occurs or is continuing with respect to either Reference Asset.

The term “scheduled trading day” has the meaning, (i) with respect to the United States Oil Fund, as set forth under “Exchange-Traded Funds—Market Disruption Events with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Not Comprised of Equity Securities”, and with respect to the Energy Select Sector Fund, as set forth under “Exchange-Traded Funds—Market Disruption Events with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”, in each case in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	06741URH9 / US06741URH94

*	Subject to postponement in the event of a market disruption event as described under “Selected Purchase Considerations—Market Disruption Events” in this preliminary pricing supplement”

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Prospectus Addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

•	Index Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PPS-3

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The range of the estimated values of the Notes referenced above may not correlate on a linear basis with the Upside Leverage Factor range set forth in this preliminary pricing supplement. We determined the size of such range based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes. The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-9 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

CONSENT TO U.K. BAIL-IN POWER

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this preliminary pricing supplement and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

PPS-4

HYPOTHETICAL EXAMPLES OF PAYMENTS AT MATURITY

The following table illustrates the hypothetical total return at maturity on the Notes under various circumstances. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

•	Initial Price of each Reference Asset: $100.00*

•	Barrier Price of each Reference Asset: $50.00 (which is 50.00% of the hypothetical Initial Price set forth above)

•	Upside Leverage Factor: 1.60

*The hypothetical Initial Price of 100.00 for each Reference Asset has been chosen for illustrative purposes only and does not represent an actual likely Initial Price for either Reference Asset. The actual Initial Price for each Reference Asset will be equal to the Closing Price on the Initial Valuation Date. The Closing Price of the United States Oil Fund on February 11, 2015 was $18.51. The Closing Price of the Energy Select Sector Fund on February 11, 2015 was $79.30. For more information about recent prices of the Reference Assets, please see “Information Regarding the Reference Assets” below.

Final Price ($)		Reference Asset Return
United States Oil Fund	Energy Select Sector Fund	United States Oil Fund	Energy Select Sector Fund	Reference Asset Return of the Lesser Performing Reference Asset	Payment at Maturity**	Total Return on the Notes
155.00	150.00	55.00%	50.00%	50.00%	$1,800.00	80.00%
140.00	170.00	40.00%	70.00%	40.00%	$1,640.00	64.00%
135.00	130.00	35.00%	30.00%	30.00%	$1,480.00	48.00%
120.00	135.00	20.00%	35.00%	20.00%	$1,320.00	32.00%
115.00	110.00	15.00%	10.00%	10.00%	$1,160.00	16.00%
105.00	125.00	5.00%	25.00%	5.00%	$1,080.00	8.00%
100.00	140.00	0.00%	40.00%	0.00%	$1,000.00	0.00%
95.00	90.00	-5.00%	-10.00%	-10.00%	$1,000.00	0.00%
115.00	80.00	15.00%	-20.00%	-20.00%	$1,000.00	0.00%
70.00	75.00	-30.00%	-25.00%	-30.00%	$1,000.00	0.00%
60.00	150.00	-40.00%	50.00%	-40.00%	$1,000.00	0.00%
50.00	65.00	-50.00%	-35.00%	-50.00%	$1,000.00	0.00%
40.00	103.00	-60.00%	3.00%	-60.00%	$400.00	-60.00%
115.00	30.00	15.00%	-70.00%	-70.00%	$300.00	-70.00%
20.00	50.00	-80.00%	-50.00%	-80.00%	$200.00	-80.00%
90.00	10.00	-10.00%	-90.00%	-90.00%	$100.00	-90.00%
0.00	85.00	-100.00%	-15.00%	-100.00%	$0.00	-100.00%

**	per $1,000 principal amount Note

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The United States Oil Fund increases from an Initial Price of $100.00 to a Final Price of $115.00 and the Energy Select Sector Fund increases from an Initial Price of $100.00 to a Final Price of $110.00.

Because the Reference Asset Return of the Energy Select Sector Fund is lower than the Reference Asset Return of the United States Oil Fund, the Energy Select Sector Fund is the Lesser Performing Reference Asset. Accordingly, the investor receives a payment at maturity of $1,160.00 per $1,000 principal amount Note that they hold, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset × Upside Leverage Factor]

$1,000 + [$1,000 × 10.00% × 1.60] = $1,160.00

The total return on investment of the Notes is equal to 16.00%.

PPS-5

Example 2: The United States Oil Fund increases from an Initial Price of $100.00 to a Final Price of $115.00 and the Energy Select Sector Fund decreases from an Initial Price of $100.00 to a Final Price of $80.00.

Because the Reference Asset Return of the Energy Select Sector Fund is lower than the Reference Asset Return of the United States Oil Fund, the Energy Select Sector Fund is the Lesser Performing Reference Asset. Because the Final Price of the Lesser Performing Reference Asset is less than its Initial Price but not less than its Barrier Price, the investor receives a payment at maturity of $1,000.00 per $1,000 principal amount Note that they hold.

The total return on investment of the Notes is equal to 0.00%.

Example 3: The United States Oil Fund decreases from an Initial Price of $100.00 to a Final Price of $40.00 and the Energy Select Sector Fund increases from an Initial Price of $100.00 to a Final Price of $103.00.

Because the Reference Asset Return of the United States Oil Fund is lower than the Reference Asset Return of the Energy Select Sector Fund, the United States Oil Fund is the Lesser Performing Reference Asset. Because the Final Price of the Lesser Performing Reference Asset is less than its Barrier Price, the investor receives a payment at maturity of $400.00 per $1,000 principal amount Note that they hold, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

$1,000 + [$1,000 × -60.00%] = $400.00

The total return on investment of the Notes is equal to -60.00%.

Example 4: The United States Oil Fund decreases from an Initial Price of $100.00 to a Final Price of $20.00 and the Energy Select Sector Fund decreases from an Initial Price of $100.00 to a Final Price of $50.00.

Because the Reference Asset Return of the United States Oil Fund is lower than the Reference Asset Return of the Energy Select Sector Fund, the United States Oil Fund is the Lesser Performing Reference Asset. Because the Final Price of the Lesser Performing Reference Asset is less than its Barrier Price, the investor receives a payment at maturity of $200.00 per $1,000 principal amount Note that they hold, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

$1,000 + [$1,000 × -80.00%] = $200.00

The total return on investment of the Notes is equal to -80.00%.

Each Example above demonstrates that the payment at maturity on your Notes will be calculated solely based on the Reference Asset Return of the Lesser Performing Reference Asset.

Example 2 demonstrates that you will not receive more than the principal amount of your Notes unless the Reference Asset Returns of both Reference Assets are positive. Examples 3 and 4 further demonstrate that you will be fully exposed to the Reference Asset Return of the Lesser Performing Reference Asset if the Final Price of such Reference Asset Return is less than its Barrier Price, regardless of the performance of the other Reference Asset. If the Reference Asset Return of the Lesser Performing Reference Asset is less than -50.00% (and, accordingly, its Final Price is less than its Barrier Price), you will lose some or all of your investment in the Notes. You may lose up to 100% of the principal amount of your Notes.

PPS-6

SELECTED PURCHASE CONSIDERATIONS

•	Reference Asset Business Days and Market Disruption Events—The Final Valuation Date and the Maturity Date are subject to postponement in the event that the Final Valuation Date is not a Reference Asset Business Day. If the Calculation Agent determines that the Final Valuation Date is not a Reference Asset Business Day, the Final Valuation Date will be postponed. If such postponement occurs, the Final Price of each Reference Asset will be determined using the Closing Prices on the first following Reference Asset Business Day. In no event, however, will the Final Valuation Date be postponed by more than five Reference Asset Business Days (or days that would have been Reference Asset Business Days but for the occurrence of a Market Disruption Event). If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Reference Asset on such fifth day, the Calculation Agent will determine the Closing Price of either Reference Asset unaffected by such Market Disruption Event using the Closing Price on such fifth day, and will make an estimate of the Closing Price affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event.

In the event that the Final Valuation Date is postponed, the Maturity Date will be postponed by the same number of business days from but excluding the originally scheduled Final Valuation Date to and including the originally scheduled Maturity Date. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five Reference Asset Business Days (as described above) due to the occurrence or continuance of a Market Disruption Event on such date.

For a description of what constitutes a Market Disruption Event with respect to the United States Oil Fund, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Not Comprised of Equity Securities” in the accompanying prospectus supplement. For a description of what constitutes a Market Disruption Event with respect to the Energy Select Sector Fund, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the accompanying prospectus supplement.

•	Adjustments to the Reference Assets—The payment you will receive at maturity may be subject to adjustment in certain circumstances. For a description of adjustments that may affect the Reference Assets, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

•	Exposure to the Reference Assets—The payment at maturity on the Notes is linked to the performance of the United States Oil Fund and the Energy Select Sector Fund. The United States Oil Fund is an exchange-traded fund that attempts to track the changes in percentage terms of the futures contract for light, sweet crude oil delivered to Cushing, Oklahoma. The Energy Select Sector Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P Energy Select Sector Index.

For additional information regarding the Reference Assets, please see “Information Regarding the Reference Assets” in this preliminary pricing supplement.

•	Material U.S. Federal Income Tax Considerations— The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as described under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described below. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled derivative contract with respect to the Reference Assets. Subject to the discussion of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) below, if your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the Notes could be treated as a “constructive ownership transaction” with respect to the Reference Assets that is subject to the constructive ownership rules of Section 1260 of the Code. Because the Notes have a return profile that differs substantially from the return profile of the Reference Assets, we believe that Section 1260 of the Code should not apply to your Notes. If your Notes were subject to the constructive ownership rules, however, any long-term capital gain that you realize upon the sale or maturity of your Notes

PPS-7

would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such recharacterized amount) to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the Reference Assets referenced by your Notes on the date that you purchased your Notes and sold those shares on the date of the sale or maturity of the Notes. Because the application of the constructive ownership rules to your Notes is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Non-U.S. Holders. The following replaces the discussion of Section 871(m) of the Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.” The Treasury Department has issued proposed regulations under Section 871(m) of the Code which would, if finalized in their current form, impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the proposed regulations refer to as “specified ELIs”) that are owned by non-U.S. holders. According to a notice issued by the Internal Revenue Service on March 4, 2014, the Internal Revenue Service intends to issue regulations providing that the term “specified ELI” will exclude any instrument issued prior to 90 days after the date when the proposed regulations under Section 871(m) are finalized. Accordingly, we anticipate that non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Code.

PPS-8

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Assets or the underlying components of the Reference Assets. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”; and

•	“Risk Factors—Under The Terms of the Notes, You Have Agreed To Be Bound By The Exercise of Any U.K. Bail-in Power By The Relevant U.K. Resolution Authority” (in the accompanying prospectus addendum).

In addition to the risks described above, you should consider the following:

•	Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal. The payment at maturity depends on whether the Final Price of the Lesser Performing Reference Asset is less than its respective Barrier Price. If the Final Price of the Lesser Performing Reference Asset is less than its Barrier Price, your Notes will be fully exposed to the decline of such Reference Asset from its Initial Price to its Final Price and you will lose some or all of your investment in the Notes. You may lose up to 100% of the principal amount of your the Notes.

•	You Will Not Receive More than the Principal Amount of Your Notes at Maturity Unless the Reference Asset Returns of Both Reference Assets are Positive; Your Payment at Maturity Will be Calculated Solely Based Upon the Reference Asset Return of the Lesser Performing Reference Asset—The payment at maturity on your Notes will not exceed the principal amount of your Notes unless the Reference Asset Return of each Reference Asset is positive. Even if the Reference Asset Returns of both Reference Assets are positive, the payment at maturity on your Notes will nonetheless be calculated solely based upon the Reference Asset Return of the Lesser Performing Reference Asset. You will not participation in any appreciation of the other Reference Asset that is in excess of the Reference Asset Return of the Lesser Performing Reference Asset, which may be significant.

Similarly, if both Reference Assets have negative Reference Asset Returns, any payment at maturity will depend solely on whether and to the extent that the Reference Asset Return of the Lesser Performing Reference Asset is less than -50.00% (and, accordingly, whether its Final Price is less than its respective Barrier Price). If the Final Price of the Lesser Performing Reference Asset is less than its Barrier Price, your Notes will be fully exposed to the negative performance of the Lesser Performing Reference Asset and you will lose some or all of the principal amount of your Notes. Your losses will not be limited in any way by virtue of the Reference Asset Return of the other Reference Asset being greater than the Reference Asset Return of the Lesser Performing Reference Asset. Accordingly, your investment in the Notes may result in a return that is less, and may be substantially less, than an investment that is linked to the Reference Asset that is not the Lesser Performing Reference Asset.

•	An Investment in the Notes Involves Industry Concentration Risk—As noted above, the United States Oil Fund attempts to track the changes in percentage terms of the futures contract for light, sweet crude oil delivered to Cushing, Oklahoma. As described below under “Information Regarding the Reference Assets”, the Energy Select Sector Fund is designed to replicate, as closely as possible, before fees and expenses, the S&P Energy Select Sector Index. In order to achieve its objective, under normal market conditions, the Energy Select Sector Fund generally invests all of its assets in securities comprising the S&P Energy Select Sector Index. All of the stocks included in the S&P Energy Select Sector Index are issued by companies in the oil, gas, consumable fuels, energy equipment and services industry. As a result, the stocks that will, under normal market conditions, determine the performance of the S&P Energy Select Sector Index are concentrated in one sector. Because the performance of both the United States Oil Fund and the Energy Select Sector Fund are dependent upon the performance of the energy sector generally, your investment in the Notes will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

•	An Investment in the Notes Involves Risks Associated with the Energy Industry—An investment in the Notes involves risks associated with the energy industry, as described above under “An Investment in the Notes Involves Industry Concentration Risk”.

The performance of energy commodities (such as crude oil) and/or companies that operate in the energy sector is subject to a number of complex and unpredictable factors such as industry competition, government action and regulation, geopolitical events supply and demand. Negative developments in the energy sector may have a negative effect on the Reference Assets and, in turn, may have a material adverse effect on the value of the Notes.

PPS-9

•	The Performance of the United States Oil Fund is Generally Linked to the Performance of the Crude Oil Market and Adverse Conditions in the Crude Oil Market May Adversely Affect the Value of Your Notes—As described elsewhere in this preliminary pricing supplement, the investment objective of the United States Oil Fund is to have the changes in the net asset value of its units reflect the changes in percentage terms of the spot price of light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the changes in the price of certain futures contract for light, sweet crude oil traded on the New York Mercantile Exchange, less the United States Oil Fund’s expenses. The spot price for such a commodity will be influenced by many complex and interrelated factors, including, among others, market supply and demand, exploration and production costs, governmental actions and geopolitical events. Any adverse developments in the market for crude oil resulting from such factors may have a negative effect on the United States Oil Fund and, accordingly, the value of your Notes.

In addition, the crude oil market has experienced significant volatility and downward price movement since approximately the middle of 2014. In turn, the price per share of the United States Oil Fund has dropped significantly during such time period. There can be no assurances that such volatility in the crude oil market will not continue, nor can there be any assurances that the price per share of the United States Oil Fund will not continue to decline during the term of your Notes. Please see “Information Regarding the Reference Assets” below for information regarding the United States Oil Fund, including historical trading prices for its shares.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including payment at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action can be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

•	The Payment at Maturity of Your Notes is Not Based on the Level of Either Reference Asset at Any Time Other than the Closing Price of the Lesser Performing Reference Asset on the Final Valuation Date—The Final Price of the Lesser Performing Reference Asset will be the relevant value when determining the payment due at maturity. Therefore, if the level of the Lesser Performing Reference Asset fell precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the level of the Lesser Performing Reference Asset at any time prior to such drop.

•	Certain Features of Exchange-Traded Funds Will Impact the Value of the Reference Assets and the Value of the Notes:

•	Management risk. This is the risk that the investment strategy for the Reference Asset,s the implementation of which is subject to a number of constraints, may not produce the intended results. An investment in an exchange-traded fund involves risks similar to those of investing in any fund or other type of equity security traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices. However, because the Reference Assets are not “actively” managed, they generally do not take defensive positions in declining markets or would not sell a security because the security’s issuer was in financial trouble. Therefore, the performance of each Reference Asset could be lower than other types of investment funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

•	Derivatives risk. Each Reference Asset may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as commodities. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus a Reference Asset’s losses, and, as a consequence, the losses of your Notes, may be greater than if the Reference Assets invested only in conventional securities.

PPS-10

•	Underperformance Risk. The performance of each Reference Asset may not replicate the performance of, and may underperform, its underlying reference asset or underlying index (as described above). The Reference Assets will reflect transaction costs and fees that will reduce their relative performance. Moreover, it is also possible that each Reference Asset may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying reference asset or underlying index, as applicable.

•	No Dividend Payments or Voting Rights—Holding the Notes is not the same as investing directly in either Reference Asset or the securities or other assets underlying either Reference Asset. As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of either Reference Asset would have

•	Historical Performance of a Reference Asset Should Not Be Taken as Any Indication of the Future Performance of that Reference Asset Over the Term of the Notes—The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. The historical correlation between Reference Assets is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Reference Assets over the term of the Notes may bear no relation or resemblance to the historical performance of either Reference Asset.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

PPS-11

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above under “We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest”, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, the index supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case require you to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

PPS-12

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the levels of the Reference Assets on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Assets;

•	the market price for light, sweet crude oil and other energy related commodities;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the Reference Assets or the stocks held by the Reference Assets (if applicable);

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-13

INFORMATION REGARDING THE REFERENCE ASSETS

The United States Oil Fund

We have derived all information contained in this preliminary pricing supplement regarding the United States Oil Fund from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, United States Commodity Funds LLC (the “general partner of the United States Oil Fund, LP”), formerly known as Victoria Bay Asset Management, LLC. The units of the United States Oil Fund trade on the NYSE Arca, Inc. (“NYSE Arca”) under the ticker symbol “USO.”

Information provided to or filed with the SEC by the United States Oil Fund, LP pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934 can be located by reference to SEC file numbers 333-153310 and 001-32834, respectively, through the SEC’s website at http://www.sec.gov. The United States Oil Fund is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder. For additional information regarding the United States Oil Fund and United States Commodity Funds LLC, please see United States Oil Fund, LP’s prospectus. In addition, information about the United States Oil Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the website for the United States Oil Fund, LP website at www.unitedstatesoilfund.com. Information contained on such website is not incorporated by reference in, and should not be considered a part of, this preliminary pricing supplement.

The United States Oil Fund, LP is a commodity pool that issues units that may be purchased and sold on the NYSE Arca. The United States Oil Fund, LP was organized as a limited partnership under Delaware law on May 12, 2005 and began trading on the NYSE Arca on April 10, 2006. The general partner of the United States Oil Fund, LP is a single member limited liability company formed in Delaware on May 10, 2005 that is registered as a commodity pool operator with the Commodity Futures Trading Commission and is a member of the National Futures Association. The general partner of the United States Oil Fund, LP is also its investment adviser.

The investment objective of the United States Oil Fund is for changes in percentage terms of the net asset value of the units of United States Oil Fund, LP to reflect the changes in percentage terms of the spot price of light, sweet crude oil delivered to Cushing, Oklahoma as measured by the daily changes in the price of the futures contract for light, sweet crude oil traded on the New York Mercantile Exchange (the “benchmark oil futures contract”) that is the near month contract to expire, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contract that is the next month contract to expire, less the fund’s expenses. The United States Oil Fund, LP seeks to achieve its investment objective by investing in futures contracts for light, sweet crude oil and other types of crude oil, diesel-heating oil, gasoline, natural gas and other petroleum-based fuels that are traded on the New York Mercantile Exchange, ICE Futures Exchange or other U.S. and foreign exchanges and other oil-related investments such as cash-settled options on oil futures contracts, forward contracts for oil, cleared swap contracts and over-the-counter transactions that are based on the price of crude oil, heating oil, gasoline, natural gas and other petroleum-based fuels, oil futures contracts and indices based on the foregoing.

PPS-14

Historical Performance of the United States Oil Fund

You should not take the historical levels of the United States Oil Fund as an indication of the future performance of the United States Oil Fund. The price of the United States Oil Fund has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of the United States Oil Fund during any period shown below is not an indication that the United States Oil Fund is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the United States Oil Fund. The actual performance of the United States Oil Fund over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical prices shown below.

The table below shows the high, low and final Closing Prices of the United States Oil Fund for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012, 2013 and 2014 and the first calendar quarter of 2015 (through February 11, 2015). We obtained the Closing Prices listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Quarter/Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	87.17	69.00	81.45
June 30, 2008	114.07	80.86	113.77
September 30, 2008	117.48	74.69	82.01
December 31, 2008	79.72	29.02	33.11
March 31, 2009	37.34	22.88	29.05
June 30, 2009	39.68	27.22	37.93
September 30, 2009	38.30	32.11	36.19
December 31, 2009	41.47	35.48	39.28
March 31, 2010	40.98	35.08	40.30
June 30, 2010	42.07	31.85	33.96
September 30, 2010	36.91	31.78	34.84
December 31, 2010	39.00	34.62	39.00
March 31, 2011	42.58	35.39	42.58
June 30, 2011	45.15	35.64	37.26
September 30, 2011	38.94	30.50	30.50
December 31, 2011	39.34	29.74	38.11
March 31, 2012	42.01	37.13	39.23
June 30, 2012	40.15	29.46	31.82
September 30, 2012	36.84	31.43	34.13
December 31, 2012	34.29	31.21	33.36
March 31, 2013	35.49	32.40	34.76
June 30, 2013	34.96	31.01	34.15
September 30, 2013	39.36	34.67	36.85
December 31, 2013	37.42	33.19	35.32
March 31, 2014	37.52	32.81	36.59
June 30, 2014	39.32	35.80	38.88
September 30, 2014	38.86	34.19	34.43
December 31, 2014	34.37	20.30	20.36
February 11, 2015*	19.89	16.56	18.51

*	For the period commencing January 1, 2015 and ending on February 11, 2015

PPS-15

The following graph sets forth the historical performance of the United States Oil Fund based on daily Closing Prices from January 1, 2008 through February 11, 2015. The Closing Price of one share of the United States Oil Fund on February 11, 2015 was $18.51.

Historical Performance of the United States Oil Fund, LP

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-16

The Energy Select Sector Fund

We have derived all information contained in this preliminary pricing supplement regarding the Energy Select Sector Fund, including, without limitation, its make-up, method of calculation and changes in its components, from the prospectus for the Energy Select Sector Fund dated January 31, 2015 and other publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by the Select Sector SPDR® Trust (the “Select Sector Trust”) and SSgA Funds Management, Inc. (“SSgA FM”). The Energy Select Sector Fund is an investment portfolio managed by SSgA FM, the investment adviser to the Energy Select Sector Fund. The Energy Select Sector Fund is an exchange-traded fund that trades on the NYSE Arca under the ticker symbol “XLE.”

The Select Sector Trust is a registered investment company that consists of nine separate investment portfolios (each, a “Select Sector SPDR® Fund”), including the Energy Select Sector Fund. Each Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of general industry classifications from a universe of companies defined by the S&P 500® Index. For a description of the S&P 500® Index, please see Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

The Select Sector Indices (each, a “Select Sector Index”) upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index. The investment objective of each Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries, as represented by a specified market sector index.

Information provided to or filed with the SEC by the Select Sector Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Select Sector Trust or the Energy Select Sector Fund, please see the prospectus for the Energy Select Sector Fund. In addition, information about the Select Sector Trust, SSgA FM and the Energy Select Sector Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector Trust website at http://www.sectorspdrs.com. We have not undertaken any independent review or due diligence of the SEC filings related to the Energy Select Sector Fund, specifically, or the Select Sector SPDR Funds, in general; any information contained on the Select Sector Trust website; or of any other publicly available information about the Energy Select Sector Fund. Information contained on the Select Sector Trust website is not incorporated by reference in, and should not be considered a part of, this preliminary pricing supplement.

Investment Objective

The Energy Select Sector Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the energy sector, as represented by the S&P Energy Select Sector Index. The S&P Energy Select Sector Index includes companies from the oil, gas and consumable fuels industry, as well as the energy equipment and services industry. For additional information about the S&P Energy Select Sector Index, see the section entitled “The Select Sector Indices” below.

Investment Strategy—Replication

The Energy Select Sector Fund employs a replication strategy in attempting to approximate the performance of the S&P Energy Select Sector Index, which means that the Energy Select Sector Fund typically invests in substantially all of the securities represented in the S&P Energy Select Sector Index in approximately the same proportions as the S&P Energy Select Sector Index. There may, however, be instances where SSgA FM may choose to overweight another stock in the S&P Energy Select Sector Index, purchase securities not included in the S&P Energy Select Sector Index that SSgA FM believes are appropriate to substitute for a security included in the S&P Energy Select Sector Index or utilize various combinations of other available investment techniques in seeking to track the S&P Energy Select Sector Index. Under normal market conditions, the Energy Select Sector Fund generally invests substantially all, but at least 95%, of its total assets in the securities composing the S&P Energy Select Sector Index. In addition, the Energy Select Sector Fund may invest in cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSgA FM). Swaps, options and futures contracts, convertible securities and structured securities may be used by the Energy Select Sector Fund in seeking performance that corresponds to the S&P Energy Select Sector Index and in managing cash flows. SSgA FM anticipates that, under normal circumstances, it may take several business days for additions and deletions to the S&P Energy Select Sector Index to be reflected in the portfolio composition of the Energy Select Sector Fund. The Board of Trustees of the Select Sector Trust may change the Energy Select Sector Fund’s investment strategy and certain other policies without shareholder approval.

There may, however, be instances where SSgA FM will utilize a sampling strategy. Sampling means that SSgA FM will use quantitative analysis to select securities, including securities in the relevant index, outside of the index and derivatives, which have a similar investment profile as the relevant index in terms of key risk factors, performance attributes and other characteristics. These include industry weightings, market capitalization, and other financial characteristics of securities.

PPS-17

Correlation

The S&P Energy Select Sector Index is a theoretical financial calculation, while the Energy Select Sector Fund is an actual investment portfolio. The performance of the Energy Select Sector Fund and the S&P Energy Select Sector Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. For example, it may take several business days for additions and deletions to the S&P Energy Select Sector Index to be reflected in the portfolio composition of the Energy Select Sector Fund. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.”

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by Select Sector Trust or SSgA FM. Neither the Select Sector Trust nor SSgA FM makes any representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. Neither the Select Sector Trust nor SSgA FM has any obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

The Select Sector Indices

The S&P Energy Select Sector Index is one of the Select Sector Indices. Specifically, the S&P Energy Select Sector Index is a modified market capitalization-based index and is intended to track the movements of companies that are components of the S&P 500® Index which are involved in the oil, gas and consumable fuels industry, as well as the energy equipment and services industries, as noted above. The S&P Energy Select Sector Index was established with a value of 250 on June 30, 1998.

The Select Sector Indices are sub-indices of the S&P 500® Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the combined companies of the nine Select Sector Indices represent all of the companies in the S&P 500® Index. The industry indices are sub-categories within each Select Sector Index and represent a specific industry segment of the overall Select Sector Index. The nine Select Sector Indices seek to represent the ten S&P 500® Index sectors. BofA Merrill Lynch Research, acting as the Index Compilation Agent, determines the composition of the Select Sector Indices after consultation with S&P Dow Jones Indices LLC (“S&P”).

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

•	Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the S&P 500® Index.

•	The nine Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one and only one of the Select Sector Indices.

•	The Index Compilation Agent assigns each constituent stock of the S&P 500® Index to a Select Sector Index. The Index Compilation Agent, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of that company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index.

•	Each Select Sector Index is calculated by S&P using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index. However, under certain conditions, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to Internal Revenue Code requirements.

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base-weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business, and should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies S&P that a Component Stock’s Select Sector Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently.

Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

PPS-18

Historical Performance of the Energy Select Sector Fund

You should not take the historical levels of the Energy Select Sector Fund as an indication of the future performance of the Energy Select Sector Fund. The price of the Energy Select Sector Fund has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of the Energy Select Sector Fund during any period shown below is not an indication that the Energy Select Sector Fund is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Energy Select Sector Fund. The actual performance of the Energy Select Sector Fund over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical prices shown below.

The table below shows the high, low and final Closing Prices of the Energy Select Sector Fund for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012, 2013 and 2014 and the first calendar quarter of 2015 (through February 11, 2015). We obtained the Closing Prices listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Quarter/Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	80.40	67.27	73.8
June 30, 2008	90.25	75.10	88.36
September 30, 2008	88.97	61.65	63.77
December 31, 2008	62.36	40.00	47.84
March 31, 2009	51.95	38.12	42.46
June 30, 2009	53.95	43.36	48.07
September 30, 2009	55.89	44.52	53.92
December 31, 2009	59.76	51.97	57.01
March 31, 2010	60.30	53.74	57.52
June 30, 2010	62.07	49.68	49.68
September 30, 2010	56.31	49.38	56.06
December 31, 2010	68.25	56.11	68.25
March 31, 2011	80.01	67.78	79.81
June 30, 2011	80.44	70.99	75.35
September 30, 2011	79.79	58.59	58.59
December 31, 2011	73.04	56.55	69.13
March 31, 2012	76.29	69.46	71.73
June 30, 2012	72.42	62.00	66.37
September 30, 2012	76.57	64.96	73.48
December 31, 2012	74.94	68.59	71.44
March 31, 2013	79.99	72.86	79.32
June 30, 2013	83.28	74.09	78.36
September 30, 2013	85.30	78.83	82.88
December 31, 2013	88.51	81.87	88.51
March 31, 2014	89.06	81.89	89.06
June 30, 2014	101.29	88.45	100.10
September 30, 2014	100.58	90.62	90.62
December 31, 2014	88.77	73.36	79.16
February 11, 2015*	79.99	72.86	79.30

*	For the period commencing January 1, 2015 and ending on February 11, 2015

PPS-19

The following graph sets forth the historical performance of the Energy Select Sector Fund based on daily Closing Prices from January 1, 2008 through February 11, 2015. The Closing Price of one share of the Energy Select Sector Fund on February 11, 2015 was $79.30.

Historical Performance of the Energy Select Sector SPDR® Fund

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-20